Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-203611) pertaining to the 2015 Director Stock Compensation Plan and the 2025 Director Stock Compensation Plan of Bank of Hawaii Corporation of our reports dated March 3, 2025, with respect to the consolidated financial statements of Bank of Hawaii Corporation and the effectiveness of internal control over financial reporting of Bank of Hawaii Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Honolulu, Hawaii

April 25, 2025